Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Infinity Natural Resources, Inc. of our audit report on Utica Resource Ventures, LLC consolidated financial statements for the years ended December 31, 2022 and 2021 dated March 13, 2023 and our review report on Utica Resource Ventures, LLC consolidated financial statements for the nine months ended September 30, 2023 and 2022 dated August 5, 2024.

Disclaimer: HM&M Group, LLC is not registered with the Public Company Accounting Oversight Board (PCAOB) and, as such, is not subject to the PCAOB’s inspection or oversight requirements under the Sarbanes-Oxley Act of 2002. The use of our audit report in this filing should be evaluated in light of applicable SEC rules and regulations.

/s/ HM&M Group, LLC
HM&M Group, LLC

Dallas, Texas

February 3, 2025